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                                                                  EXHIBIT 1.(ii)


                        NATIONAL ENERGY RESOURCES, INC.
                         21800 Burbank Blvd., Suite 100
                        Woodland Hills, California 91467


                                October 3, 1996



Boatmen's Trust Company
Post Office Box 25189
Oklahoma City, Oklahoma 73125

Gentlemen:

       National Energy Resources, Inc., a California corporation (the "Sponsor"), proposes to make a public offering of 6,000 trust units (the "Units") at $1,000 per Unit. The offering will commence upon the Sponsor's registration statement on Form S-1 (the "Registration Statement") being declared effective by the Securities and Exchange Commission ("SEC"). We are requesting that you consent to continue to act as Depository in connection with the offering.

       As Depository, you will receive, hold in escrow and disburse subscription funds in accordance with the terms and conditions set forth in this letter and in the "Plan of Distribution" section of the prospectus included in the Registration Statement as attached hereto. As to the funds held by you, you will transfer said funds and accrued interest on only the funds transferred to an account under these instructions.

       You will provide reports upon request to the Sponsor as to the number and amount of subscriptions received by you. The Sponsor is the grantor of the trust(s) being established to hold production payments and in which the Units will be sold, the hereinafter referred to as the "Trust".

       The terms and conditions of your engagement as Depository will be as follows:

       1. You will receive and hold deposits of subscription funds of $1,000 per Unit. The minimum subscription will be ten units ($10,000) for any subscriber. Each deposit will be accompanied by subscription material in the form of that attached as an exhibit to the Prospectus identifying by name and address the subscriber whose funds are deposited and the amount of the funds deposited by such subscriber. You will keep daily records of receipt of funds and subscription material and will provide the Sponsor with such reports on a weekly basis. The Sponsor may inspect any records of the Depository, insofar as they relate to this Agreement.

       2. The Sponsor shall accept or reject all subscriptions within 15 days of their receipt by you as Depository. Upon your receipt of notice of rejection by the Sponsor of a subscription, you shall return all subscription funds, without interest, and subscription material to the subscriber forthwith.
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October 3, 1996
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       3.     Deposits in the form of checks which fail to clear the bank upon which they are drawn shall be returned by the Depository to the subscriber, together with the originals of the subscription material. You shall concurrently furnish to the Sponsor a copy of any such subscription material and check so returned. The Depository shall have no further liability therefor.

       4. You shall invest subscription funds in such short-term United States government or agency securities or securities backed or fully insured by the United State government or its agencies, or money market funds consisting of such securities.

       5. If and at such time as amounts representing subscriptions for an amount of not less than 500 Units shall have been deposited with you under the arrangement (the "Minimum Subscriptions"), you shall so notify the Sponsor and upon receipt of written instructions from the Sponsor you will disburse to the Trust all subscription funds received. You shall have received cleared funds prior to disbursing such funds to the Trust. If the offering is terminated prior to receipt of the Minimum Subscriptions, or if the Minimum Subscriptions have not been received on or before the offering termination date in the Prospectus, you shall promptly disburse all subscription funds to the subscribers who transmitted them, disburse the interest as provided in paragraph 7 hereof and advise the Sponsor that you have done so.

       6. After subscription funds are disbursed to the Trust in accordance with paragraph 5, you will continue to accept new deposits of subscription funds, and invest such funds as provided in paragraph 4 with respect to subscription funds received prior to receipt of Minimum Subscriptions. You will disburse such subscription funds to the Trust upon receipt of written instructions from the Sponsor, it being contemplated that, for so long as the offering continues after receipt of the Minimum Subscriptions, there will be monthly disbursement of subscription funds from escrow to the Trust. If for any reason you do not receive instructions as aforesaid to disburse such subscription funds to the Trust, you shall continue to hold such funds as aforesaid until you receive written instructions from the Sponsor instructing you to disburse such funds to the subscribers from whom they were received.

       7. Within 5 days after the disbursement of the Minimum Subscriptions to the Trust and within 5 days after each subsequent disbursement of such funds to the Trust, interest earned on the disbursed subscription funds shall be transferred to a special account established and maintained by the Sponsor for it to distribute such interest to the subscribers on a pro rata basis.
Interest shall also be disbursed in the same manner upon termination under paragraph 5 hereof or if a subscription is otherwise returned to a subscriber. Each subscriber's pro rata share shall be calculated by the Sponsor for the period beginning when funds are received by you and ending on the date the funds are deposited into the special account for distribution by the Sponsor.
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October 3, 1996
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       8.     All fees, costs, and charges to the Depository shall be paid by the Sponsor. Additionally, the Depository shall be entitled to such compensation from the Sponsor as is set forth on Schedule A hereto. The Depository shall also be entitled to reimbursement from the Sponsor for all reasonable expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable counsel's, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

       9. In consideration of your acting as Depository herein, it is agreed that you shall in no case or event be liable for the failure of any of the conditions of this escrow or damage caused by the exercise of your discretion in any particular manner, or for any other reason, except gross negligence or willful misconduct with reference to the said escrow, and you shall not be liable or responsible for your failure to ascertain the terms or conditions, or to comply with any of the provisions of, any agreement, contract or other document filed herewith or referred to herein, nor shall you be liable or responsible for forgeries or false personation.

       It is further agreed that if any controversy arises, between the parties hereto or with any third person with respect to the subject matter of this escrow, its terms or conditions, you are entitled at your option to refuse to comply with any claim or demand, so long as such controversy continues and in so doing you shall not be or become liable for damages or interest to any party for your failure or refusal to comply with any conflicting or adverse demands; and you shall be entitled to continue so to refrain and refuse so to act until:

       A. The rights of the adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and the money, papers, and property involved herein or affected hereby; or

       B. All differences have been adjusted by agreement and you shall have been notified thereof in writing by all of the persons interested.

       In the event of such controversy, you, in your discretion, may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, and deposit with the court all documents and property held hereunder, and the Sponsor agrees to pay all costs and counsel fees incurred by you in such action and said costs and fees shall be included in the judgment in any such action.

       You shall not be required to take or be bound by notice of any default of any person, or to take any action with respect to such default involving any expense or liability, unless notice in writing is given to you at the office above named, of such default by the Sponsor and unless you are indemnified in a manner satisfactory to you against such expense or liability.

       You shall be protected in acting upon any notice, request, waiver, consent, receipt or other paper or document reasonably believed by you to be signed by the proper party or parties.
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October 3, 1996
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       You may consult with legal counsel if any controversy arises, and you shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of counsel.

       In the event that you perform any service not specifically provided hereinabove, or that there is any assignment or attachment of any interest in the subject matter of this escrow or modification thereof, or that any controversy arises hereunder, or that you are named a party to, or intervene in, any litigation pertaining to this escrow or the subject matter thereto, you shall be reasonably compensated therefor and reimbursed for all costs and expenses, including attorney fees, occasioned thereby. The Sponsor shall be obligated for such compensation and such reimbursement.

       10. The Depository may resign upon the giving of 30 days prior written notice to the Sponsor. The Depository may be removed by the Sponsor upon 30 days prior written notice to the Depository. In such event, it shall be the obligation of the Sponsor to appoint a successor Depository. The Depository will turn over to such successor, at the direction of the Sponsor, all funds, accounts and records held by the Depository pursuant to this Agreement.

       11. This Agreement shall terminate on the date which is 30 days after twelve months from the Effective Date of the Registration Statement and in no event no later than December 31, 1997. Upon termination of this Agreement all funds and property held by you shall be returned in the manner provided in Paragraph 5.

       Any change in the aforesaid terms and conditions shall require the consent of both parties. In the event that any questions arise as to the interpretation of such terms and conditions, you will be authorized to rely upon written instructions or telegraphic instructions followed by written instructions from the Sponsor.
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October 3, 1996
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       If you consent and agree to act as Depository on the terms and conditions set forth above, please so signify by causing a duly authorized officer or employee to sign the enclosed copy of this letter as indicated below and return it to the undersigned, whereupon the terms and conditions of this letter shall constitute an agreement between us.


                                     Very truly yours,


                                     NATIONAL ENERGY RESOURCES, INC.



                                     Marshall Field, President

Accepted and Agreed:

BOATMEN'S TRUST COMPANY, an Oklahoma trust company


By:
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Date:
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